SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 23, 2008

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into Definitive Agreements

Magna Entertainment Corp. (the “Registrant”) announced on May 23, 2008 that it entered into the following definitive agreements:  (i) an Amending Agreement made as of May 23, 2008 (the “Senior Bank Facility Amending Agreement”) to amend the senior secured revolving credit facility (the “Senior Bank Facility”) with a Canadian chartered bank; (ii) the First Amending Agreement in Respect of the May 23, 2008 Bridge Loan Agreement between the Registrant, MID Islandi SF and the Guarantors set forth therein, dated as of May 23, 2008; and (iii) the Third Amending Agreement in Respect of the Third Amended and Restated Gulfstream Park Loan Agreement between Gulfstream Park Racing Association, Inc., the Guarantors set forth therein and MID Islandi SF dated as of May 23, 2008 (the “Gulfstream Loan Amending Agreement”).

On March 31, 2008, MI Developments Inc. (“MID”), the Registrant’s controlling shareholder, announced that it had received a reorganization proposal on behalf of various shareholders of MID, including entities affiliated with The Stronach Trust, MID’s controlling shareholder (the “MID Reorganization Proposal”).  The MID Reorganization Proposal contemplates, among other things, MID calling by May 30, 2008, a special meeting of shareholders to consider the proposal and closing the transaction no later than July 30, 2008.  The MID Reorganization Proposal is subject to certain material conditions, some of which are beyond MID’s control, and there can be no assurance that the transaction contemplated by the MID Reorganization Proposal, or any other transaction, will be completed. The status of the MID Reorganization Proposal will impact on the maturity dates provided for in the Senior Bank Facility Amending Agreement and Bridge Loan Amending Agreement and the due date of a $100 million repayment under the Gulfstream Loan Amending Agreement.

The following descriptions of the Senior Bank Facility Amending Agreement, the Bridge Loan Amending Agreement and the Gulfstream Loan Amending Agreement do not purport to be complete and are qualified in their entirety by reference to Exhibits 10.1, 10.2 and 10.3 hereto that are incorporated by reference herein.

(i)            Senior Bank Facility Amending Agreement

The maturity date of the Senior Bank Facility was extended from May 23, 2008 to July 31, 2008; provided, however, that if the MID Reorganization Proposal does not proceed for any reason, the maturity date will be accelerated to a date that will be fourteen days prior to the accelerated maturity dates of the facilities with the MID Lender.  The Senior Bank Facility lender was granted a priority right to the net sale proceeds from certain of the Registrant’s Austrian assets, subject to existing financing arrangements. In connection with the amendment and extension of the Senior Bank Facility, MEC incurred a fee of $0.67 million.

(ii)           Bridge Loan Amending Agreement

The maximum commitment available under the Bridge Loan was increased from $80 million to $110 million and the Registrant is now permitted to redraw amounts that it repaid prior to May 23, 2008 (approximately $21.5 million). The maturity date of the Bridge Loan has been extended from May 31, 2008 to August 31, 2008; provided, however, that if the MID Reorganization Proposal does not proceed for any reason, the maturity date will be accelerated to one month after the date on which MID gives notice to the Registrant that the MID Reorganization Proposal is not proceeding.

In connection with the amendment and extension of the Bridge Loan, the Registrant incurred a fee of $1.1 million (1.0% of the increased maximum commitment). If the MID Reorganization Proposal has not been approved by August 1, 2008 or if the Bridge Loan maturity date is accelerated, there will be an additional arrangement fee of 1.0% of the then current commitment.

(iii)          Project Financing Amendments

In connection with the amendments to the Bridge Loan, the Registrant and the MID Lender also amended the project financing facilities provided to Gulfstream Park and Remington Park. These amendments included extending the deadline for repayment of at least $100 million under the Gulfstream Park project financing facility from May 31, 2008 to August 31, 2008 (during which time any repayments made under either facility will not be subject to a make-whole payment). If the Bridge Loan maturity date is accelerated, the deadline for repayment of the $100 million will also be accelerated to the same date.

Item 8.01   Other Events

Special Committee Process

Consideration of the amendments to the financing arrangements with the MID Lender was supervised by the Special Committee of the Registrant’s board of directors consisting of Jerry D. Campbell (Chairman), Anthony J. Campbell and William J. Menear. The approval of the Registrant’s board followed a favorable recommendation of the Special Committee. The Special Committee retained independent legal advisors to assist it in its deliberations in respect of these transactions.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1	Amending Agreement between the Registrant, the Guarantors set forth therein and the Bank of Montreal, made as of May 23, 2008 to amend the Senior Bank Facility.

Exhibit 10.2	First Amending Agreement in Respect of the Bridge Loan Agreement between the Registrant, the Guarantors and MID Islandi SF dated as of May 23, 2008.

Exhibit 10.3

Third Amending Agreement in Respect of the Third Amended and Restated Gulfstream Park Loan Agreement between Gulfstream Park Racing Association, Inc., the Guarantors and MID Islandi SF dated as of May 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

May 29, 2008	by:	/s/William G. Ford
William G. Ford,
Secretary